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                                                                 Exhibit 10(j)

                                 [LETTERHEAD]


Alan R. Ewalt
Executive Vice President
Human Resources
Dir Tel 805.563.7038
Dir Fax 805.563.7091

February 18, 2000

                            PERSONAL & CONFIDENTIAL

David Dennis
12916 Evanston
Los Angeles, CA 90049

Dear Mr. Dennis:

    I am pleased to confirm the offer for you to become Vice Chairman, Chief Corporate Officer and Chief Financial Officer for Tenet Healthcare
Corporation in the Office of the President in Santa Barbara, effective
March 1, 2000. You will report directly to Jeffrey Barbakow, Chairman and Chief Executive Officer.

1. COMPENSATION AND BENEFITS: You will be entitled to compensation and benefits as follows:

         a. BASE COMPENSATION: Your base salary will be at the rate of $600,000 per year, payable bi-weekly.

         b. ANNUAL INCENTIVE PLAN: You will participate in the Annual Incentive Plan (AIP) with your target award percentage for the balance of Fiscal Year 2000 to be 60% with a maximum award of 90% of target and a growth award level to be determined. Fiscal Year 2001 you will be designated a 162(m) executive and the target award percentage will be increased to 78%.

         c. CAR ALLOWANCE: You will receive a car allowance in the amount of $23,500 per year paid bi-weekly.

         d. BENEFIT: You will be eligible to participate in all other standard employee benefits, including health, life, dental, vision, long-term disability, 401(K) retirement savings, Executive Deferred Compensation (EDC) and Employee Stock Purchase Plan (ESPP). Your health plan coverage begins on the first of the month following ninety (90) days of employment. Tenet will reimburse you for COBRA premiums during that ninety (90) day period to ensure continuity of coverage. You will participate in the Tenet health plan with no limitations on pre-existing conditions. You may enroll in the Tenet 401(K) plan on the first of the month following ninety (90) days of employment. Tenet will match dollar-for-dollar the first 3% of salary contribution you make to the plan beginning one year from your date of hire. Until you are eligible for that match, you may participate in the Executive Deferred Compensation Plan and receive the 3% match in this non-qualified plan.

         e. COUNTRY CLUB MEMBERSHIPS: You will receive reimbursement for annual membership fees for the Regency Club, Jonathan Club, your Los Angeles country club, and an appropriate Santa Barbara club.

         f. EXECUTIVE MEDICAL: You will participate in Tenet's ExecuPlan which provides reimbursement for out of pocket health and dental expenses and premiums up to an annual level of $10,000.

         g. STOCK OPTIONS: You will receive a multi-year grant of 450,000 Tenet non-qualified options vesting 1/3 each year with the first third vesting one year from February 18, 2000 (the date of grant). The options will be priced at market closing on the grant date. The next scheduled option grant will be three years from this initial grant.

         h. TENDEX: You will be given the opportunity to buy into Tendex at the next round at the same level as Tenet's former CFO but at the then current price.

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Mr. David Dennis
February 18, 2000
Page 2


         i. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP): You will be named a participant in the SERP. On an exception basis, the Compensation and Stock Option Committee has approved granting you an additional year of service credit for each year of actual service with Tenet for your first five years of employment. Enclosed is a brochure describing the plan in more detail. Under separate cover, I will be sending you enrollment materials.

         j. SEVERANCE PROTECTION AGREEMENT: You will participate in the Tenet Severance Protection Plan at the same level provided to our current Chairman and President which provides acceleration of stock option vesting, severance equal to two times base salary plus target bonus, benefits continuation and legal fees reimbursement for a qualifying termination following a change of control of Tenet. No severance is due in the event of a termination for "cause" described below or voluntary termination except as provided under the Plan for "good reason".

            Absent of a change of control, should your employment with Tenet be terminated by the company without cause within three years from this date, you shall receive severance benefits of two years' salary and benefits continuation (excluding AIP). You may not receive benefits both under this severance arrangement and any other severance program, plan or arrangement with Tenet. You will be paid under the plan, program or arrangement for which you are eligible which provides the greatest benefit.

2. EMPLOYMENT STATUS: As a condition of employment, you agree to abide by all of Tenet's Human Resources policies including Tenet's Fair Treatment process which includes final and binding Arbitration as a resolution of any grievance that results from your employment or termination of employment with Tenet Healthcare Corporation.

            Your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

            As with all prospective Tenet employees, this offer is contingent upon satisfactory background checks and your successfully passing a standard drug screening examination prior to beginning work.

            David, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

            We are enthusiastic about you accepting this new assignment. Please call me if you have any questions.

Sincerely,                                  ACCEPTED AND AGREED TO:

  /s/ Alan R. Ewalt                           /s/ David Dennis      2/23/00
----------------------                      -------------------- ------------
Alan R. Ewalt                               David Dennis          Date
EVP, Human Resources

c: Jeffrey Barbakow

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                                    TERM SHEET
                                    ----------


Name:                    David Dennis

Position:                Vice Chairman, Chief Corporate Officer and
                         Chief Financial Officer

Reports to:              Chairman and CEO

Start Date:              March 1, 2000

Base Salary:             $600,000

Next Salary Review:      June 1, 2001

Annual Incentive Plan
  Target Award:          60% (78% if 162(m) executive for FY 2001)
                         Award will be pro rated for balance of FY 2000.

Stock Options:           Multi-year grant of 450,000 non-qualified options
                         vesting 1/3 each year with the first third vesting one year from the date of grant. The next scheduled grant to be three years from initial grant.

Tendex: Will be given opportunity to buy into Tendex at next round at same level as former CFO but at then current price.

Auto Allowance:          $23,500 per year

Executive Medical Plan:  $10,000 annual maximum benefit

SERP: Will receive two years of service credit for each year of actual service during first five years in SERP.

Change of Control:       Will be eligible for benefit of two times base salary
                         plus target bonus for qualifying termination following a change of control of Tenet. All Tenet options will vest on change of control.

Benefits:                Will be eligible to participate in all other standard
                         employee benefits, including health, life, dental, vision, long-term disability, 401(K) retirement savings, Executive Deferred Compensation (EDC) and
                         Employee Stock Purchase Plan (ESPP).

Club Memberships:        Will receive reimbursement for annual membership fee
                         for country club, Regency Club, Jonathan Club and appropriate Santa Barbara club.

Relocation:              To be determined based upon need.